[Maisto Letterhead]

Exhibit 8.2

Fiat Investments N.V.

Fiat House

240 Bath Road

Slough SL1 4DX

United Kingdom

Milan, [—], 2014

Dear Sirs,

We have acted as your Italian counsel, in connection with your Registration Statement on Form F-4 originally filed with the Securities and Exchange Commission on [—], 2014 as amended to date (the “Registration Statement”). We have reviewed the sections set forth under the captions “Risks Related to Taxation”, as far as Italian law is concerned, and “Material Italian Tax Consequences” in the prospectus/circular included in the Registration Statement. We confirm that the descriptions pertaining to Italian tax matters given in these sections are our opinion and fairly reflect Italian law as in force as of the date hereof.

We express no opinion as to, and have not made any investigation of, the laws of any jurisdiction other than the laws of Italy.

We hereby consent to the filing of this opinion as an exhibit to that Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours sincerely.

(Paolo Ludovici)